UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 23, 2011 (March 22, 2011)

HEARTLAND BRIDGE CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54012	27-2506234
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

1 International Boulevard, Suite 400
Mahwah, NJ 07495
(Address of principal executive offices) (zip code)

(201) 512-8732
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2011, we entered into a Reorganization and Stock Purchase Agreement (the “Agreement”) with iSafe Imaging Canada Ltd., an Alberta corporation, iSafe Imaging, LP, a Texas limited partnership, eMediSafe, LP, a Texas limited partnership (together the “iSafe Entities”), and the individuals and entities listed on the signature page of the Agreement as the owners of the iSafe Entities (the “iSafe Holders”), in a transaction described below in Item 2.01.  A copy of the Agreement is attached hereto as Exhibit 10.1.

In connection with the close of the transaction, iSafe Imaging, L.P., now our wholly-owned subsidiary, entered into an Employment Agreement with Joseph W. Tischner to serve as the Chief Executive Officer of iSafe Imaging, L.P.  A copy of the Employment Agreement is attached hereto as Exhibit 10.2.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 22, 2011, we closed the transaction contemplated by the Agreement and acquired all of the outstanding securities of the iSafe Entities, which are now our wholly-owned subsidiaries.  The iSafe Entities provide digital file conversion services that convert legacy information of various formats into valuable, usable information.  Services include document imaging, tape copying and transcription, data replication, and disaster recovery.  Additional services provided by the iSafe Entities include physical storage and management of hard copy records and paper materials, document retention planning, and document disposal.  These services enable the iSafe Entities to create unique and comprehensive data and information management solutions that deliver maximum value to their business and user communities.

According to the unaudited financial statements of the iSafe Entities, the companies had combined revenue of nearly $1.3 million in 2010, an increase of more than one-third over the 2009 revenue of approximately $0.9 million.  Major iSafe Entities’ customers include companies in the oil and gas, telecommunications, engineering, and medical sectors.

In exchange for the securities of the iSafe Entities, we will issue the iSafe Holders Five Hundred Thousand (500,000) shares of our common stock and warrants to purchase Fifty Thousand (50,000) shares of our common stock at an exercise price of $3.05 per share.

Item 3.02	Unregistered Sales of Equity Securities.

Under the Agreement, we agreed to issue the iSafe Holders Five Hundred Thousand (500,000) shares of our common stock, restricted in accordance with Rule 144, and warrants to purchase Fifty Thousand (50,000) shares of our common stock, restricted in accordance with Rule 144, with an exercise price of $3.05 per share.   These warrants vest immediately and expire on March 22, 2014.  The iSafe Holders are unrelated to us and our affiliates, and the purchase price was determined by arms-length negotiations.  The issuance of our common stock and the warrant was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the iSafe Holders are either accredited or sophisticated and familiar with our operations.

Item 7.01	Regulation FD Disclosure.

On March 22, 2011, we issued a press release announcing the closing of the Agreement with the iSafe Entities and the iSafe Holders.  A copy of the press release is furnished with this Current Report as Exhibit 99.1.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under such section, nor shall it be deemed incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

We have not included audited financial statements for the iSafe Entities with this filing, but will file an amended 8-K with those financial statements on or before June 7, 2011, as required.

(b)	Pro Forma Financial Information

We have not included pro forma financial statements for the iSafe Entities with this filing, but will file an amended 8-K with those financial statements on or before June 7, 2011, as required.

(c)	Exhibits

4.2	Common Stock Purchase Warrant issued to Wexford Partners, L.P. dated March 21, 2011

10.1	Reorganization and Stock Purchase Agreement with the iSafe Entities and iSafe Holders dated March 21, 2011

10.2	Employment Agreement with Joseph W. Tischner dated March 22, 2011

99.1	Press release dated March 22, 2011 issued by Heartland Bridge Capital, Inc., announcing acquisition of the iSafe Entities

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2011	Heartland Bridge Capital, Inc.
a Delaware corporation

/s/ James F. Groelinger
By: James F. Groelinger
Its: Chief Executive Officer